UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 9, 2009

MATECH Corp. (Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation	33-23617 (Commission File Number)	95-4622822 (IRS Employer Identification No.)

11661 San Vicente Boulevard, Suite 707 Los Angeles, California (Address of principal executive offices)	90049 (Zip Code)

(310) 208-5589 Registrant's telephone number, including area code

N/A (Former name or former address, if changed since last report)

Section 5 – Corporate Governance and Management
Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2009, MATECH Corp., (the “Company”) appointed Mr. Tony Cataldo as their Co-Executive Chairman.

The following is a brief description of the business background of Mr. Tony Cataldo:

Mr. Cataldo served as Chief Executive Officer and Chairman of VoIP, Inc (OTC BB:VOII) from September 2006 through April 2008. During the past five  years, Mr. Cataldo has served as non-executive chairman of the board of directors of BrandPartners Group, Inc. (OTC BB:BPTR), a provider of integrated products and services dedicated to providing financial services and traditional retail clients with turn-key environmental solutions from October 2003 through August 2006.

Mr. Cataldo also served as non-executive co-chairman of the board of MultiCell Technologies, Inc. (OTC BB: MUCL), a supplier of functional, non-tumorigenic immortalized human hepatocytes from February 2005 through July 2006. Mr. Cataldo has also served as executive chairman of Calypte Biomedical Corporation (AMEX: HIV), a publicly traded biotechnology company, involved in the development and sale of urine based HIV-1 screening tests from May 2002 through November 2004.

Prior to that, Mr. Cataldo served as the Chief Executive Officer and Chairman of the Board of Directors of Miracle Entertainment, Inc., a Canadian film production company, from May 1999 through May 2002 where he was the executive producer or producer of several motion pictures. From August 1995 to December 1998, Mr. Cataldo served as President and Chairman of the Board of Senetek, PLC (OTC BB:SNTKY), a publicly traded biotechnology company involved in age-related therapies.

Section 9 – Financial Statements and Exhibits
Item 9.01 – Financial Statements and Exhibits

(c)      The following exhibit is being furnished herewith:

Exhibit No.	Exhibit Description

99.1	Press release text of MATECH Corp., dated September 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 10, 2009	MATECH Corp., a Delaware corporation

	By:	/s/ Robert M. Bernstein
By: Robert M. Bernstein
Its: Chief Executive Officer